Exhibit 99.7

WIPRO LIMITED

CIN: L32102KA1945PLC020800

Regd. Office: Doddakannelli, Sarjapur Road, Bangalore 560 035, India.

Tel.: +91-80-28440011 Fax: + 91-80-28440054

E-mail: corp-secretarial@wipro.com Website: www.wipro.com

June 13, 2016

Ref: Folio / DP ID & Client ID No.:

Name of the Holder:

Dear Shareholder,

Sub: Wipro Limited- buyback of upto 4,00,00,000 fully paid up Equity Shares of the Company of the face value of Rs. 2 each at Rs. 625 per Equity Share (“Buyback”)

This is to inform you that the offer period for the Buyback will open on Friday, June 17, 2016 and close on Thursday, June 30, 2016. In accordance with the provisions of the Securities and Exchange Board of India (Buyback of Securities) Regulations, 1998, the Company has also dispatched by registered post, the Letter of Offer for the Buyback to eligible shareholders appearing on the record date of May 6, 2016. The detailed procedure to participate in the Buyback has been provided in the Letter of Offer.

You are requested to take note of the following schedule of activities in relation to the Buyback:

Date of Opening of the Buyback Offer Period	Friday, June 17, 2016

Date of Closing of the Buyback Offer Period	Thursday, June 30, 2016

Last date and time for receipt of the completed Tender Forms and other specified documents including physical share certificates by the Registrar and Transfer Agent	Saturday, July 2, 2016 by 5 PM

Last date of Settlement of bids on the Stock Exchange	Tuesday, July 12, 2016

If you are eligible to participate in the Buyback and wish to do so, please complete the necessary actions within the timelines set out in the Letter of Offer. The Letter of Offer and the tender form can also be downloaded from the website of the Company under the following link http://www.wipro.com/investors/news-events/buyback.

In case of any queries, you may contact the Registrar & Transfer Agent or Manager to the Buyback or the Company at the details mentioned below:

Karvy Computershare Private Limited

(Registrar & Transfer Agent)

Karvy Selenium, Tower- B, Plot No 31 & 32, Financial district,

Nanakramguda, Gachibowli,

Hyderabad, Telangana State, 500032, India.

Tel: +91 40 6716 2222

Fax: +91 40 2343 1551

Contact Person: Mr. M Murali Krishna Email: wipro.buybackoffer@karvy.com Website: https://karisma.karvy.com

JM Financial Institutional Securities Limited (Manager to the Buyback)

7th Floor, Cnergy, Appasaheb

Marathe Marg,

Prabhadevi, Mumbai - 400025, Maharashtra, India

Tel.: +91 22 6630 3030

Fax: +91 22 6630 3330

Contact Person: Ms. Lakshmi Lakshmanan

Email: wipro.buyback@jmfl.com Website: www.jmfl.com

Wipro Limited

Doddakannelli, Sarjapur Road, Bangalore-560 035, Karnataka, India. Tel: +91 80 2844 0011

Fax: +91 80 2844 0054

Contact Persons: Mr. M Sanaulla Khan/ Mr. Aravind Viswanathan

Email: sanaulla.khan@wipro.com aravind.viswanathan@wipro.com Website: www.wipro.com

Best Regards,

For WIPRO LIMITED

M Sanaulla Khan

Company Secretary